Exhibit 99.1

BIMI Announces Appointment of New Chairman and Independent Director

NEW YORK, May 18, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that on May 12, 2022, the Board of Directors of the Company appointed Mr. Fnu Oudom to serve as Chairman of the Board and President of the Company, effective immediately. On May 12, 2022, the Board also elected Ms. Sammi Earn Seok Ang as an independent director of the Company, effective immediately.

“Recruiting new directors to improve diversity and provide global perspective to the Board is a recently initiated action to enhance BIMI’s corporate governance. We believe our new chairman’s leadership and connections will bring positive changes to the Company,” said Mr. Tiewei Song, Chief Executive Officer of the Company.

“I am grateful for the confidence that the Board of Directors has shown in me. I am honored to be part of the next stage of development of BIMI,” said Mr. Fnu Oudom, Chairman and President of the Company. “We plan to refocus our business on the US market and to make new investments in the United States. I look forward to working closely with the Board to meet the exciting challenges we face,” concluded Mr. Oudom.

About Mr. Fnu Oudom

Mr. Fnu Oudom has worked at FCCC Inc., a US company focused on strategic investments and acquisitions in a variety of industries, since April 2021. He was Chairman of the Board of the Time Chain Group, a pharmaceutical and nutritional product research & development and distribution company, from March 2015 to March 2021. From May 2018 to December 2020, he was the Representative of Vanuatu to the United Nations Economic and Social Council for Asia and the Pacific, dedicated to promoting higher standards of living, economic and social progress for the island country. From April 2014 to April 2016, he was the Representative of Tuvalu to the United Nations Economic and Social Council for Asia and the Pacific, focused on the promotion of the island country’s social economic development and facilitation of the island country’s cultural and educational exchange with other member countries. From September 1998 to March 2014, he was the President of Suranaree Industrial Zone, LTD in Thailand, leading the establishment and development of the industrial zone.

Mr. Oudom studied as a postgraduate at the Institute of Political Science and Law at the French Academy of Social Sciences in Paris from Sept 1989 to May 1995 and served as a visiting professor at Taiwan Mingdao University in 2014. He received his Bachelor’s degree in Philosophy from Sichuan University in China.

About Ms. Sammi Earn Seok Ang

Ms. Seok Ang has worked at Pacific Rainbow International In, as a buyer of dietary nutritional raw materials since October 2017. From December 2013 to May 2016, she worked at M/A-COM Technology Solutions Holdings, Inc. as a logistics analyst. From December 2012 to December 2013, she worked at Mindspeed Technologies, Inc., a semiconductor manufacturer as a buyer/planner. From February 2012 to July 2012, she worked at Paper Mart, an industrial & retail packaging company as a buyer. From January 2008 to July 2010, she worked at RJ Sports, a soft goods importer and wholesaler/manufacturer of golf bags and accessories as a product manager. Ms. Seok Ang holds two Bachelor’s degrees in International Business – Management and in Computer Information Systems Track – Client-Server and a Master’s degree in Business Administration – Logistics and Transportation from Missouri State University.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com